May 25, 1998


Securities and Exchange Commission
Attn:  Operations Filing Desk
450 5th Street NW
Washington, CO  20549

To whom it may concern:

Enclosed please find a copy of the 1998 Annual Report to Shareholders that was mailed to shareholders of the Redwood MicroCap Fund, Inc. this week.

Please add this to our existing files as our reporting copy.


Sincerely,


// John C Power
John C. Power
President


Enclosures


















May 25, 1998


Securities and Exchange Commission
Attn:  Filing Desk
1801 California, Suite 4800
Denver, CO  80202-2648

To whom it may concern:

Enclosed please find a copy of the 1998 Annual Report to Shareholders that was mailed to shareholders of the Redwood MicroCap Fund, Inc. this week.

Please add this to our existing files as our reporting copy.


Sincerely,


//John C Power
John C. Power
President


Enclosures